Exhibit 10.20

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of _____________, 2017 (the “Effective Date”), between VerifyMe, Inc., a Nevada corporation (the “Company”), and ___________________ (the “Consultant”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets both as defined by applicable law and the common law, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined in Section 9(a), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Consultant by reason of his employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Consultant, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors Customers, as defined, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Consultant during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to continue to employ the Consultant and to ensure the continued availability to the Company of the Consultant’s services, and the Consultant is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1.            Representations and Warranties.  The Consultant hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his  employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.            Term.

(a)           Term.  The Company hereby retains the Consultant, and the Consultant hereby agrees to perform consulting services with the Company for a period of three years commencing as of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6.  The Term shall be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party at least 30 days before the end of the Term.

(b)           Continuing Effect.  Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12 15, 18, 19, and 22 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Consultant.

3.            Duties.

(a)           General Duties.  The Consultant shall serve as an advisor to the Company’s senior management and act as Chief Executive Officer at times when that position is otherwise vacant, with duties and responsibilities that are customary for such an executive.  The Consultant shall report to the Company’s Chief Executive Officer and the Board of Directors (the “Board”).  The Consultant shall also perform services for such subsidiaries of the Company as may be necessary.  The Consultant shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Consultant has used his best efforts hereunder, the Consultant’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Consultant shall not be judged solely on the Company’s earnings or other results of the Consultant’s performance, except as specifically provided to the contrary by this Agreement. Subject to the actions of the Company’s shareholders, the Company shall appoint the Consultant to the Board of the Company, and he shall serve as a director for no additional compensation.

(b)           Devotion of Time.  Subject to the last sentence of this Section 3(b), the Consultant shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his duties and responsibilities pursuant to this Agreement.

(c)           Adherence to Inside Information Policies.  The Consultant acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Consultant shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.            Compensation and Expenses.

(a)           Fees.  For the services of the Consultant to be rendered under this Agreement, the Company shall pay the Consultant a monthly fee of $12,500 payable on the first and 16th calendar days (or the next business day) of each month. Provided, however, the fees shall accrue until the Company has raised at least $500,000 in its private placement offering currently being conducted (the “Offering”).

(b)           Expenses.  In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Consultant for all reasonable documented travel (including travel expenses incurred by the Consultant related to his travel to the Company’s  offices), entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Consultant properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers and employees.

(c)          Benefits.  The Consultant shall not be an employee and therefore not entitled to any benefits the Company’s executive officers and employees may receive. The Company shall reimburse the Consultant for up to $1,000 per month for health insurance including Medicare premiums and other medical expenses.

(d)           Option Grant.  To provide the Consultant with an appropriate incentive and compensate him for his past services which were critical to the survival of the Company, the Company grants the Consultant a number of stock options equal to 10% of outstanding shares of common stock on a fully diluted basis following the Offering. In order to permit the Consultant to file a Form 4 with the Securities and Exchange Commission, the number of stock options shall be 10,000,000 exercisable at $0.07 per share; provided, however, the Consultant shall not exercise any options to the extent that such options exceed the 10% threshold. The stock options shall be fully vested upon execution of the Company’s standard Stock Option Agreement and shall be exercisable for five year, provided that in no event shall any option be exercisable beyond its term.

5.            Termination.

(a)           Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Consultant.  For purposes of this Section 6(a), “disability” shall mean (i) the Consultant is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Consultant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Consultant is determined to be totally disabled by the Social Security Administration.  Any question as to the existence of a disability shall be determined by the written opinion of the Consultant’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Consultant’s employment is terminated by reason of Consultant’s death or disability, the Company shall pay the following to the Consultant or his personal representative: (i) any accrued but unpaid consulting fees for services rendered to the date of termination, and (ii) accrued but unpaid expenses required to be reimbursed under this Agreement.  The Consultant (or his estate) shall receive the payments provided herein at such times as he would have received them if there was no death or disability.  Additionally, if this Agreement is terminated because of disability, any benefits (except perquisites) to which the Consultant may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise.  In the event all or a portion of the benefits to which the Consultant was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Consultant shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(b)           Termination by the Company for Cause.  The Company may terminate the Consultant pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Consultant written notice of termination.  Such termination shall become effective upon the giving of such notice.  Upon any such termination for Cause, the Consultant shall have no right to compensation, or reimbursement under Section 4, for any period subsequent to the effective date of termination.  For purposes of this Agreement, “Cause” shall mean: (i) the Consultant is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Consultant, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Consultant misappropriates Company funds or otherwise defrauds the Company in a matter involving a material amount of money or property; (iv) the Consultant breaches his fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Consultant materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Consultant breaches any provision of Section 8 or Section 9; (vii) the Consultant becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Consultant from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Consultant becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Consultant refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Consultant was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Consultant abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

(c)           Termination by the Company Without Cause or Automatic Termination Upon a Change of Control or at the end of a Term after the Company provides notice of Non-Renewal.

(1)           This Agreement may be terminated: (i) by the Company without Cause, (ii) upon any Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5) provided, that, within one year of the Change of Control event (A) the Company terminates the Consultant or (B) the Consultant terminates this Agreement or ceases performing services or (iii) at the end of a Term after the Company provides the Consultant with notice of non-renewal.

(2)           In the event this Agreement is terminated by the Company without Cause, the Consultant shall be entitled to the following:

(A)          any accrued but unpaid consulting fees for services rendered to the date of termination;

(B)          any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C)          a payment equal to 12 months of consulting fees (“Severance Amount”); and

(D)          any benefits (except perquisites) to which the Consultant was entitled pursuant to Section 5(c) hereof shall continue to be paid or provided by the Company, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise.  In the event all or a portion of the benefits to which the Consultant was entitled pursuant to Section 5(c) hereof are subject to 409A of the Code, the Consultant shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(3)           In the event of a Change of Control during the Term and  the Consultant terminates this Agreement within one year of the Change of Control, he shall be entitled to receive each of the provisions of Section 6(c)(2)(A) – (D) above except the Severance Amount shall equal to 18 months of consulting fees and the benefits under Section 6(c)(2)(F) shall continue for an 18 month period provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise.  In the event all or a portion of the benefits under Section 6(c)(2)(F) are subject to 409A of the Code, the Consultant shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(4)           In the event this Agreement is terminated at the end of a Term after the Company provides the Consultant with notice of non-renewal and the Consultant remains as a consultant until the end of the Term, the Consultant shall be entitled to the following:

(A)          any accrued but unpaid consulting fees for services rendered to the date of termination;

(B)          any accrued but unpaid expenses required to be reimbursed under this Agreement; and

(C)          any benefits to which the Consultant was entitled pursuant to Section 5(c) hereof shall continue to be paid or provided by the Company, as the case may be, for six months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise.  In the event all or a portion of the benefits to which the Consultant was entitled pursuant to Section 5(c) hereof are subject to 409A of the Code, the Consultant shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

Provided, however, that the Consultant shall only be entitled to receive each of the provisions of this Section 6(c)(4) if the Consultant is willing and able (i) to execute a new agreement providing terms and conditions substantially similar to those in this Agreement and (ii) to continue providing such services, and therefore, the Company’s non-renewal of the Term will be considered an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n).

(5)           In the event of a termination without Cause, the payment of the Severance Amount shall be made at the same times as the Company pays consulting fees under this Agreement and any other payments owed under Section 6(c) shall be promptly paid.  Provided, however, that any balance of the Severance Amount remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Consultant is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period.

(d)           Any termination made by the Company under this Agreement shall be approved by the Board.

(e)           Upon (1) voluntary or involuntary termination of this Agreement or (2) the Company’s request at any time, the Consultant shall (i) provide or return to the Company, all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Consultant, whether they were provided to the Consultant by the Company or any of its business associates or created by the Consultant in connection with his services for the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Consultant’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Consultant’s possession or control.

6.            Non-Competition Agreement.

(a)           Competition with the Company. Until termination of this Agreement and for a period of one year commencing on the date of termination, the Consultant (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venture, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of this Agreement or where the Company reasonably expected to engage in business within three months of the date of termination of this Agreement.  For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of this Agreement or reasonably expected to engage in within three months of termination of this Agreement; provided, however, the foregoing shall not prevent the Consultant from (i) accepting employment or acting as a consultant to an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Consultant’s services are totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Consultant from owning up to five percent of the securities of any publicly-traded enterprise provided as long as the Consultant is not a director, officer, consultant, employee, partner, joint venture, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)           Solicitation of Customers. During the periods in which the provisions of Section 8(a) shall be in effect, the Consultant, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.  Provided, however, the goods or services must be competitive in some respect to the Company’s business during such time

(c)           Solicitation of Employees.  During the period in which the provisions of Section 8(a) and (b) shall be in effect, the Consultant agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Consultant’s termination of employment.

(d)           Non-disparagement.  The Consultant agrees that, after the termination of this Agreement, he will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Consultant from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(e)           No Payment.  The Consultant acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

(f)            References.  References to the Company in this Section 8 shall include the Company’s subsidiaries and affiliates.

7.            Non-Disclosure of Confidential Information.

(a)           Confidential Information.  For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets under any applicable statute or the common law, patents, patent applications, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers vendors, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists and information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, and Customer contacts.  Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Consultant, (ii) information set forth in the written records of the Consultant prior to disclosure to the Consultant by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Consultant in writing from a third party (excluding any affiliates of the Consultant) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Consultant or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term.

(b)           Legitimate Business Interests.  The Consultant recognizes that the Company has legitimate business interests to protect and as a consequence, the Consultant agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer  goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Services, methods, operations and procedures.  Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c)           Confidentiality.  During the Term of this Agreement and following termination of this Agreement, for any reason, the Confidential Information shall be held by the Consultant in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Consultant’s services for the Company.  The Consultant further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset.  The Consultant shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Consultant shall not copy any Confidential Information except to the extent necessary to the performance of his services nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary.  All records, files, materials and other Confidential Information obtained by the Consultant in the course of his services as a consultant to the Company are confidential and proprietary and shall remain the exclusive property of the Company.  The Consultant shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Consultant).

(d)           References.  References to the Company in this Section 9 shall include the Company’s subsidiaries and affiliates.

(e)           Whistleblowing.  Nothing contained in this Agreement shall be construed to prevent the Consultant from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Consultant from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

8.            Equitable Relief.

(a)           The Company and the Consultant recognize that the services to be rendered under this Agreement by the Consultant are special, unique and of extraordinary character, and that in the event of the breach by the Consultant of the terms and conditions of this Agreement or if the Consultant, without the prior express consent of the Board, shall terminate this Agreement for any reason and/or take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Consultant from breaching the provisions of Section 8 and/or Section 9.

(b)           Any action arising from or under this Agreement must be commenced only in the appropriate state court located in Montgomery County, PA or federal court in Philadelphia, PA.  The Consultant and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Consultant and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Consultant or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Consultant or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

9.            Conflicts of Interest.  While acting as consultant to the Company, the Consultant shall not, unless approved by the Board, directly or indirectly:

(a)           participate as an individual in any way in the benefits of transactions with any of the Company’s Customers or vendors, including, without limitation, having a financial interest in the Company’s Customers or vendors, or making loans to, or receiving loans, from, the Company’s Customers or  vendors;

(b)           realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Consultant’s employment with the Company for the Consultant’s personal advantage or gain; or

(c)           accept any offer to serve as an officer, director, partner, consultant, manager with, provide services to or to be employed by, a person or entity which does business with the Company.

10.          Inventions, Ideas, Processes, and Designs.  All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Consultant during the course of his services for the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such services for the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Consultant hereby assigns any such inventions to the Company.  An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Consultant for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company.  The Consultant shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company.  The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Consultant shall be bound by such decision. The Consultant hereby irrevocably assigns to the Company, for no additional consideration, the Consultant’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement.  If applicable, the Consultant shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 10 shall include the Company, its subsidiaries and affiliates.

11.          Indebtedness.  If, during the course of the Consultant’s services under this Agreement, the Consultant becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Consultant and collect any remaining balance from the Consultant unless the Consultant has entered into a written agreement with the Company.

12.          Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Consultant’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Consultant will be void.

13.          Severability.

(a)           The Consultant expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Consultant and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Consultant’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)           If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

14.          Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Scott McPherson
Chief Financial Officer
VerifyMe, Inc.
409 Boot Road,
Downingtown, PA 19335
Email: samcpherson@mcphersoncpa.com

With a copy to:	Nason, Yeager, Gerson White & Lioce, P.A.
3001 PGA Blvd., Suite 305
Palm Beach Gardens, Florida 33410
Attention: Michael D. Harris, Esq.
Email: mharris@nasonyeager.com

To the Consultant:	________________________
________________________
________________________
Email: _____________________

15.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

16.          Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

17.          Governing Law.  This Agreement shall be governed or interpreted according to the internal laws of the State of Pennsylvania without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Pennsylvania without regard to choice of law considerations.

18.          Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

19.          Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.          Section 409A Compliance.

(a)           This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder.  This Agreement shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of this Agreement shall only be made if such termination constitutes a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Consultant on account of non-compliance with Section 409A.

(b)           Notwithstanding any other provision of this Agreement, if at the time of the termination of this Agreement, the Consultant is considered a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Consultant on account of the Consultant’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Consultant's termination date ("Specified Employee Payment Date").  The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.  If the Consultant dies during the six-month period, any delayed payments shall be paid to the Consultant's estate in a lump sum upon the Consultant's death.

(c)           To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1)           the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2)           any reimbursement of an eligible expense shall be paid to the Consultant on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3)           any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d)           In the event the Company determines that the Consultant is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Consultant’s separation from service, then to the extent any payment or benefit that the Consultant becomes entitled to under this Agreement on account of the Consultant’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Consultant’s separation from service, or (ii) the Consultant’s death (the “Six Month Delay Rule”).

(1)           For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(2)           To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(3)           To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Consultant during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Consultant pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage.  The Company shall reimburse the Consultant for any such payments made by the Consultant in a lump sum not later than 30 days following the sixth month anniversary of the Consultant’s separation from service.  For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Consultant on a monthly basis in advance, results in the Consultant not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)           The parties intend that this Agreement will be administered in accordance with Section 409A.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)           The Company makes no representation or warranty and shall have no liability to the Consultant or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

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IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date and year first above written.

VerifyMe, Inc.

By:
Larry Schafran Director & Member of Executive Committee

Consultant:

[Print Name and Title]